Exhibit 3.3

Execution Version

NATIV MOBILE INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, AS AMENDED

Schedule A	-	Investors
Schedule B	-	Key Holders
Exhibit A	-	Consent of Spouse

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RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, AS AMENDED

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, as amended (this “Agreement”) originally made and entered into as of February 25, 2021, and as amended May 7, 2024, by and among Nativ Mobile, Inc., a Delaware corporation (the “Company”), the Investors listed on Schedule A and the Key Holders listed on Schedule B.

RECITALS

WHEREAS, each Investor is the beneficial owner of the number of shares of Capital Stock, or of options to purchase Common Stock, set forth opposite the name of such Investor on Schedule A;

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock, or of options to purchase Common Stock, set forth opposite the name of such Key Holder on Schedule B; and

WHEREAS, the Key Holders, the Existing Investors and the Company desire to provide the Investors with the rights and privileges as set forth herein.

NOW, THEREFORE, the Company, the Key Holders and the Investors, each hereby agree as follows:

1.	Definitions.

“Affiliate” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer, or director or trustee of such Investor, or any venture capital fund or registered investment company now or hereafter existing which is controlled by one or more general partners, or managing members or investment advisers of, or shares the same management company or investment adviser with, such Investor.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Key Holder or an Investor (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then applicable conversion ratio.

“Certificate” means the Company’s Certificate of Incorporation, as amended from time to time.

“Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

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“Company Notice” means written notice from the Company notifying the selling Stockholders that the Company intends to exercise its Right of First Refusal as to some or all of the Capital Stock with respect to any Proposed Stockholder Transfer.

“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the Company, but shall not include any financial investment firm, or collective investment vehicle that, together with its Affiliates, holds less than fifteen percent (15%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors or board of managers of any Competitor.

“Investor Notice” means written notice from a Major Investor notifying the Company and the selling Stockholder that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Capital Stock with respect to any Proposed Stockholder Transfer.

“Investors” means the Persons named on Schedule A hereto, each Person to whom the rights of an Investor are assigned pursuant to Section 7.10, each Person who hereafter becomes a signatory to this Agreement pursuant to Sections 7.9 or 7.12 and any one of them, as the context may require.

“Founder” means Dan Novaes.

“Key Holders” means the Persons named on Schedule B hereto, each Person to whom the rights of a Key Holder are assigned pursuant to Section 3.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Sections 7.9, 7.10 or 7.18 and any one of them, as the context may require.

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 137,615 shares of Preferred Stock and/or Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) or any other Investor that the Company has agreed in writing is a “Major Investor”. Garland Fund I, LLC (“Garland”) shall be deemed a Major Investor for purposes of this Agreement so long as it holds owns at least fifty percent (50%) of the initial capital stock of the Company issued to it under the Restructuring Agreement (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

“Person” means any individual, firm, corporation, partnership, association, limited liability company, trust or other entity.

“Preferred Stock” means, collectively, shares of the Company’s Series Seed Preferred Stock, par value $0.0001 per share.

“Proposed Stockholder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Capital Stock (or any interest therein) proposed by any Stockholder.

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“Proposed Transfer Notice” means written notice from a Stockholder setting forth the terms and conditions of a Proposed Stockholder Transfer.

“Prospective Transferee” means any Person to whom a Stockholder proposes to make a Proposed Stockholder Transfer.

“Right of Co-Sale” means the right, but not an obligation, of a Major Investor to participate in a Proposed Stockholder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Capital Stock with respect to a Proposed Stockholder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Secondary Notice” means written notice from the Company notifying the Major Investors and the selling Stockholder that the Company does not intend to exercise its Right of First Refusal as to all shares of Capital Stock with respect to any Proposed Stockholder Transfer.

“Secondary Refusal Right” means the right, but not an obligation, of each Major Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Major Investors) of any Capital Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders” means, collectively, the Investors and the Key Holders and any one of them, as the context may require.

“Undersubscription Notice” means written notice from a Major Investor notifying the Company and the selling Stockholder that such Investor intends to exercise its option to purchase all or any portion of the Capital Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.	Agreement Among the Company, the Investors and the Key Holders.

2.1 Right of First Refusal.

(a) Grant. Subject to the terms of Section 3 below, each Stockholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of the Capital Stock that such Stockholder may propose to transfer in a Proposed Stockholder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Stockholder proposing to make a Proposed Stockholder Transfer must deliver a Proposed Transfer Notice to the Company and each Major Investor not later than thirty (30) days prior to the consummation of such Proposed Stockholder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Stockholder Transfer and the identity of the Prospective Transferee and the intended date of the Proposed Stockholder Transfer. To exercise its Right of First Refusal under this Section 2, the Board of Directors of the Company must approve such exercise and the Company must deliver a Company Notice to the selling Stockholder within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and the Company’s Bylaws containing a preexisting right of first refusal, the terms of this Agreement will control and compliance with Sections 2.1(a) and (b) shall be deemed compliance with the Bylaws in full.

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(c) Grant of Secondary Refusal Right to Investors. Subject to the terms of Section 3 below, each Stockholder hereby unconditionally and irrevocably grants to the Major Investors a Secondary Refusal Right to purchase all or any portion of the Capital Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Capital Stock subject to a Proposed Stockholder Transfer, the Company must deliver a Secondary Notice to the selling Stockholder and to each Major Investor to that effect no later than fifteen (15) days after the selling Stockholder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Major Investor must deliver an Investor Notice to the selling Stockholder and the Company within twenty (20) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d) Undersubscription of Capital Stock. If options to purchase have been exercised by the Company and the Major Investors with respect to some but not all of the Capital Stock by the end of the 20-day period specified in the last sentence of Section 2.1(c) (the “Investor Notice Period”), then the Company shall, within five (5) days after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Major Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Capital Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Stockholder and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Capital Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Capital Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). To the extent any excess shares still remain, such shares shall be allocated by the Company among the Exercising Investors in an equitable manner. If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Stockholder of that fact.

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(e) Consideration; Closing. If the consideration proposed to be paid for the Capital Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Major Investor cannot for any reason pay for the Capital Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Capital Stock by the Company and the Major Investors shall take place, and all payments from the Company and the Major Investors shall have been delivered to the selling Stockholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Stockholder Transfer and (ii) sixty (60) days after delivery of the Proposed Transfer Notice.

2.2 Right of Co-Sale.

(a) Exercise of Right. If any Common Stock subject to a Proposed Stockholder Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Major Investor may elect to exercise its Right of Co- Sale and participate on a pro rata basis in the Proposed Stockholder Transfer as set forth in Section 2.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if a Major Investor wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock). Each Major Investor who desires to exercise its Right of Co-Sale (each a “Participating Investor”) must give the selling Stockholder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Major Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Participating Investor who timely exercises such Major Investor’s Right of Co-Sale by delivering the written notice provided for above in Section 2.2(a) may include in the Proposed Stockholder Transfer all or any part of such Major Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock subject to the Proposed Stockholder Transfer (excluding shares purchased by the Company or the Major Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Major Investor immediately before consummation of the Proposed Stockholder Transfer (excluding any shares that such Major Investor has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Stockholder Transfer (excluding any shares that the Major Investors have collectively agreed to purchase pursuant to the Secondary Refusal Right), plus the number of shares of Capital Stock held by the selling Stockholder. To the extent one or more of the Major Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Common Stock that the selling Stockholder may sell in the Proposed Stockholder Transfer shall be correspondingly reduced.

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(c) Delivery of Certificates. Each Participating Investor shall effect its participation in the Proposed Stockholder Transfer by delivering to the transferring Stockholder, no later than fifteen (15) days after such Major Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i) the number of shares of Common Stock that such Participating Investor elects to include in the Proposed Stockholder Transfer; or

(ii) the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Major Investor elects to include in the Proposed Stockholder Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such Major Investor shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d) Purchase and Sale Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.2.

(e) Deliveries. Each stock certificate a Major Investor delivers to the selling Stockholder pursuant to Section 2.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Capital Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the Purchase and Sale Agreement, and the selling Stockholder shall concurrently therewith remit or direct payment to each Major Investor the portion of the sale proceeds to which such Major Investor is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Major Investor exercising its Right of Co-Sale hereunder, no selling Stockholder may sell any Common Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such selling Stockholder purchases all securities subject to the Right of Co-Sale from such Major Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f) Additional Compliance. If any Proposed Stockholder Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company, the Stockholder proposing the Proposed Stockholder Transfer may not sell any Capital Stock unless it first complies in full with each provision of this Section 2. The exercise or election not to exercise any Right of Co-Sale by any Major Investor hereunder shall not adversely affect its right to participate in any other sales of Capital Stock subject to this Section 2.2.

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2.3 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Stockholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Capital Stock not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If any selling Stockholder becomes obligated to sell any Capital Stock to the Company or any Major Investor under this Agreement and fails to deliver such Capital Stock in accordance with the terms of this Agreement, the Company and/or such Investor may, at his, her or its option, in addition to all other remedies he, she or it may have, send to such selling Stockholder the purchase price for such Capital Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer) on the Company’s books the certificate or certificates representing the Capital Stock to be sold.

(c) Violation of Co-Sale Right. If any Stockholder purports to sell any Common Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Major Investor who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such selling Stockholder to purchase from such Major Investor the type and number of shares of Capital Stock that such Major Investor would have been entitled to sell to the Prospective Transferee under Section 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the selling Stockholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such selling Stockholder shall also reimburse each Major Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Major Investor’s rights under Section 2.2.

3.	Exempt Transfers.

3.1 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply: (a) in the case of a Stockholder that is a Major Investor or a Founder, upon a transfer by such Stockholder to its Affiliates, (b) to a repurchase of Capital Stock by the Company, (c) transfers of Capital Stock to the Founder or, solely with respect to the provisions of Sections 2.1(c), 2.1(d) and 2.2 (b), to employees of the Company; or (d) upon a transfer of Capital Stock by a Stockholder made for bona fide estate planning purposes or incidental to the dissolution of marriage, either during his or her lifetime or on death by will or intestacy to his or her spouse, domestic partner, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse or domestic partner) (all of the foregoing collectively referred to as “family members”), or any other relative approved by unanimous consent of the disinterested members of the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Stockholder or any such family members; provided that in the case of this clause (a), (c) or (d), the Stockholder shall deliver prior written notice to the Company and the Major Investors of such transfer and such shares of Capital Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement (or other joinder agreement acceptable to the Company) as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder or Investor, as applicable (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Proposed Stockholder Transfers of such Capital Stock pursuant to Section 2; and provided further in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

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3.2 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Capital Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act described in Section 5.1(a) of the Certificate or (b) pursuant to a Deemed Liquidation Event (as defined in the Certificate).

3.3 Transferees. Notwithstanding the foregoing, any transfer of Capital Stock shall be subject to the provisions of Section 6 herein, including, without limitation, the restrictions regarding transfer of Capital Stock to certain transferees.

4. Legend. Each certificate, instrument, or book entry representing shares of Capital Stock held by the Stockholders or issued to any permitted transferee in connection with a transfer permitted by Section 3.1 hereof shall be notated with a legend substantially in the following form:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION. THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.	Lock-Up.

5.1 Agreement to Lock-Up. Each Stockholder who is not a party to a separate written agreement with the Company containing substantially similar terms as this Section 5 hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Stockholders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

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5.2 Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Stockholder (and transferees and assignees thereof) until the end of such restricted period.

6.	Transfer of Securities.

6.1 Restrictions on Transfer. The Capital Stock shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer (a) to any Competitor of the Company as determined in good faith by the Board (unless such restriction is waived by the Board), (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier, and (c) with respect to any other such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Stockholder will cause any proposed purchaser, pledgee, or transferee of the Capital Stock held by such Stockholder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

6.2 Transfer Requirements. The holder of Capital Stock, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 6. Before any proposed sale, pledge, or transfer of any Capital Stock, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Stockholder thereof shall give notice to the Company of such Stockholder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Stockholder’s expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (b) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Capital Stock may be effected without registration under the Securities Act, whereupon the holder of such Capital Stock shall be entitled to sell, pledge, or transfer such Capital Stock in accordance with the terms of the notice given by the Stockholder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Stockholder distributes Capital Stock to an Affiliate of such Stockholder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 6.2. Each certificate, instrument, or book entry representing the Capital Stock transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 4, except that such certificate shall not bear such restrictive legends if, in the opinion of counsel for such Stockholder and the Company, such legends are not required in order to establish compliance with any provisions of the Securities Act.

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7.	Miscellaneous.

7.1 Term. This Agreement shall automatically terminate upon the earlier of to occur of either event described in Section 3.2(a) or (b).

7.2 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

7.3 Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Capital Stock subject to this Agreement and that no other Person has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

7.4 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Illinois and to the jurisdiction of the United States District Court for the Northern District of Illinois for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Illinois or the United States District Court for the Northern District of Illinois, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.5 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Northern District of Illinois or any court of the State of Illinois having subject matter jurisdiction.

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7.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Each Stockholder hereby consents to the receipt of notices given by the Company under any provision of the General Corporation Law of the State of Delaware, its Certificate of Incorporation (as amended), its Bylaws or this Agreement pursuant to electronic transmission directed to the email address designated by such Purchaser pursuant to this Section 7.6 for purposes of Section 232 (“Notice by Electronic Transmission”) of the General Corporation Law of the State of Delaware. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.6. If notice is given to the Company, it shall be sent to the principal office of the Company and to the attention of the Chief Executive Officer, and a copy (which shall not constitute notice) shall also be sent to Neal, Gerber & Eisenberg LLP, Two North LaSalle Street, Suite 1700, Chicago, Illinois, 60602, Attention: Michael B. Gray (mgray@nge.com).

7.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. In the event of a conflict between this Agreement and the Company’s Bylaws or any other agreement containing a preexisting right of first refusal, the terms of this Agreement will control.

7.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non- breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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7.9 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 7.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the holders of a majority of the then outstanding shares of Capital Stock (other than Capital Stock acquired by the exercise of stock options) held by parties to this Agreement (voting together as a single class on an as-converted basis). In addition, any amendment, modification or termination (other than pursuant to Section 7.1 above) of this Agreement or the waiver of the observance of any term hereof that would adversely and disproportionately alter the explicit rights and obligations of the Major Investors or Founders, as compared to other parties to this Agreement, shall require the consent of the holders of a majority of the outstanding shares of Capital Stock (voting together as a single class on an as-converted basis) held by such Persons so affected (other than Capital Stock acquired by the exercise of stock options). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor, Major Investor or Key Holder without the written consent of such Investor, Major Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors, Major Investors and Key Holders, respectively, in the same fashion, and no Investor, Major Investor or Key Holder (respectively) is excepted from its application, (ii) the sentence of the definition of “Major Investor” that refers to Garland may not be altered or amended in a manner adverse to Garland without Garland’s prior written consent, so long as Garland satisfies the shareholding threshold therein, (iii) Schedule A and Schedule B may be amended by the Company from time to time to add information regarding any subsequent investors, stockholder, option holders, or transferees who become parties hereto as “Investors” or “Key Holders” by execution of a joinder or counterpart hereto, or remove former stockholders or otherwise update the information thereon, without the consent of the other parties hereto; and (iv) the Company may, in its sole discretion, waive compliance with Section 6.2. Notwithstanding anything herein to the contrary, any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver, except such an event pursuant to the foregoing clause (iii). No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

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7.10 Assignment of Rights.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything in this Section 7.10 to the contrary, with respect to any shares of Class AAA Common Stock of the Company transferred or issued pursuant to an Offering pursuant to a registration under Regulation A of the Securities Act (the “Offering Shares”), (A) the terms and conditions of this Agreement shall not be binding with respect to such transfer or issuance nor upon the transferees acquiring such Offering Shares, (B) the Company and the Stockholders are released from all of their obligations under this Agreement with respect to such Offering Shares, and (C) such Offering Shares shall not be deemed “Capital Stock” hereunder.

(b) Any successor or permitted assignee of any Stockholder, including any Prospective Transferee who purchases shares of Capital Stock in accordance with the terms hereof, shall deliver to the Company and the Major Investors, as a condition to any transfer or assignment, a counterpart signature page hereto or any other agreement acceptable to the Company pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c) The rights of the Major Investors hereunder (including the rights of Garland to be deemed a Major Investor) are not assignable without the Company’s written consent, except by a Major Investor to any Affiliate in accordance with the terms of this Agreement, it being acknowledged and agreed that any such assignment shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Major Investors of a counterpart signature page hereto or any other agreement acceptable to the Company pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

7.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.12 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock or Common Stock after the date hereof, any purchaser of such shares of Preferred Stock or, at the election of the Company, Common Stock, may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement (or any joinder agreement acceptable to the Company) and thereafter shall be deemed an “Investor” for all purposes hereunder.

7.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

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7.14 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.16 Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

7.17 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Major Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Stockholders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

7.18 Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, the Company may, as a condition to such issuance of shares or exercise of an option to purchase shares, cause such employee or consultant to execute a counterpart signature page hereto (or other joinder agreement acceptable to the Company) as a Key Holder, and such Person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder. Notwithstanding the foregoing, the Company’s obligations under this Section 7.18 shall only relate to employees or consultants which, taking into account all shares of Common Stock held by such employee or consultant, hold one percent (1%) or more of the Company’s then outstanding Common Stock. The Company shall be permitted to cause any other holder of Common Stock to execute a counterpart signature page hereto (or other joinder agreement acceptable to the Company) as a Key Holder, and such Person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

7.19 Consent of Spouse. If any Stockholder is married on the date of this Agreement, if requested by the Company, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s shares of Capital Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Stockholder should marry or remarry subsequent to the date of this Agreement, if requested by the Company, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co- Sale Agreement as of the date first written above.

COMPANY:

NATIV MOBILE INC.

By:	/s/ Dan Novaes
Name:	Dan Novaes
Title:	Co-Founder & CEO

Address for notice purposes:

[Signature Page to Nativ Mobile Inc. Right of First Refusal and Co-Sale Agreement]

[OMITTED]

SCHEDULE A – INVESTORS

See attached—complete copy is maintained by the Company, and an applicable redacted version has been attached and approved by each applicable party.

SCHEDULE A

SCHEDULE OF INVESTORS

Shareholder	Shares of Series Seed Preferred Stock	Shares of Class A Common Stock

Daniel Novaes	0	3,293,175
Garland Fund I LLC	1,025,406	0
X Global, LLC	0	113,337
SAFE Holder 1	132,353	0
SAFE Holder 2	115,196	0
SAFE Holder 3	114,379	0
SAFE Holder 4	114,379	0
SAFE Holder 5	112,745	0
SAFE Holder 6	88,235	0
SAFE Holder 7	88,235	0
SAFE Holder 8	58,824	0
SAFE Holder 9	58,824	0
SAFE Holder 10	37,745	0
SAFE Holder 12	29,412	0
SAFE Holder 13	27,778	0
SAFE Holder 14	27,778	0
SAFE Holder 15	23,529	0
SAFE Holder 16	17,647	0
SAFE Holder 17	17,647	0
SAFE Holder 18	14,706	0
SAFE Holder 19	14,706	0
SAFE Holder 20	14,706	0
SAFE Holder 21	14,706	0
SAFE Holder 22	14,706	0
SAFE Holder 23	8,824	0
SAFE Holder 24	5,882	0
SAFE Holder 25	5,882	0

Ex. A-1

SCHEDULE B

KEY HOLDERS

[OMITTED]

Schd. B-1

EXHIBIT A

CONSENT OF SPOUSE

I, ____________________, spouse of ___________________, acknowledge that I have read the Right of First Refusal and Co-Sale Agreement, dated as of February 25, 2021, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Stockholder Transfer of shares of Capital Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Capital Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Capital Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
[Name of Stockholder’s Spouse, if any]